Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4/A of Puget Energy Inc. of our report dated March 4, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting and our report dated February 25, 2010 relating to the financial statements and financial statement schedules which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

April 27, 2011